Exhibit 99.1

NEWS RELEASE

4129 NORTH PORT WASHINGTON AVENUE, MILWAUKEE, WI 53212 / 414 964-5000 / WWW.KOSS.COM

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 18, 2010		President & CEO
(414) 964-5000
mjkoss@koss.com

David D. Smith Joins Koss as Executive Vice President-CFO

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone leader has announced that David D. Smith has joined Koss Corporation as Executive Vice President and Chief Financial Officer, and will function as the Company’s Principal Accounting Officer.  Mr. Smith has over 30 years of experience in financial management and business strategy in domestic and international markets.

Immediately prior to joining the Company, Mr. Smith was Vice President-Finance and CFO at Milsco Manufacturing, a division of Jason Inc., a leading U.S. manufacturer of seating solutions for motorcycles, lawn and garden tractors, off-road construction vehicles, and boats.  From 2002 to 2006, Mr. Smith served in the same capacity at Alkar-Rapidpak, Inc., a subsidiary of Middleby Corporation.

“David Smith brings a successful track record to this position at Koss,” Michael J. Koss, President and CEO, said today.  “His extensive experience in finance, accounting, auditing, and international business will make an immediate contribution, and his leadership skills will be a great asset as we move into the future.”

Earlier in his career, Mr. Smith served as Vice President and CFO at Morris Material Handling, and in a number of positions at Harnischfeger Industries including five years as Vice President and Controller for the P&H Material Handling division.

Mr. Smith, age 55, holds an MBA from the University of Pittsburgh, a BSBA in Accounting from Bucknell University, and he is a certified public accountant.

Koss Corporation markets a complete line of high-fidelity stereophone, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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